EXHIBIT 2.5

                                                                  CONFORMED COPY

                    SHAREHOLDERS AGREEMENT dated as of March 2, 2004, among
               BRC, a corporation (societe anonyme) duly incorporated and validly existing under the laws of Luxembourg, having its registered office at 73, Cote d'Eich, L-1450, Luxembourg ("BRC"), Eugenie Patri Sebastien SCA or EPS SCA, a corporation (societe en commandite par actions) duly incorporated and validly existing under the laws of Luxembourg having its registered office at 398 Route d'Esch, L-1471 Luxemburg, ("EPS"), Rayvax Societe d'investissements SA, a corporation (societe anonyme) organized under the laws of Belgium, having its registered office at 19, square Vergote, 1200 Brussels, Belgium ("Rayvax") and the Stichting Administratiekantoor Interbrew, a foundation duly incorporated and validly existing under the laws of the Netherlands, having its registered office at 548, Herengracht, 1017, CG Amsterdam ("AK");

          WHEREAS BRC and EPS are parties to a Contribution and Subscription Agreement, dated as of March 3, 2004 (the "CSA"), pursuant to which BRC will acquire 141,712,000 shares of capital stock ("Shares") of Interbrew, a corporation (societe anonyme/naamloze vennootschap) organized under the laws of Belgium (the "Company"), pursuant to the Contribution and Subscription;

          WHEREAS , as of the date hereof, the AK is the owner of 275,056,026 Shares and upon Closing (this term and certain other terms used herein are defined in Section 1.01) of the Contribution and Subscription, BRC and EPS together will be the owners of 321,700,000 Certificates ;

          WHEREAS, upon the Closing Date, BRC will transfer, or cause to be transferred, 141,700,000 of the Shares acquired by BRC to the AK for certification in accordance with the Conditions of Administration and will receive in exchange therefor 141,700,000 Class B Certificates;

          WHEREAS on or prior to the date hereof, EPS holds 176,000,000 certificates issued by the AK or Shares representing in the aggregate an interest of 176,000,000 Shares;

          WHEREAS prior to the date hereof, Rayvax shall, and shall cause the Founders' Affiliates who are affiliated to Rayvax, to contribute 60,000,000 certificates issued by the AK to EPS;

          WHEREAS BRC and EPS desire to exercise joint equal control over the affairs of the AK and the Company, and to provide for certain rights and restrictions with respect to the governance and management of the AK and the Company, and certain restrictions upon the direct or indirect sale, assignment, transfer, pledge or other disposition of the Certificates and the Shares;

          WHEREAS any party to this Agreement is entitled at any time to submit to the other parties any proposal relating to (i) the admission of a new industrial or financial partner as a shareholder of the Company, (ii) a modification of the commitments made pursuant to Section 2.01. and Section
2.02. hereof, (iii) a modification to the composition of the Company Board and, in the event of any such proposal, the parties are prepared to discuss it in good faith, it being understood that any decision relating thereto shall have to be taken by each party hereto in its sole discretion and, if applicable, by the AK Board in accordance with the AK By-laws and the Conditions of Administration (including article 9.4 of the Conditions of Administration).

          Accordingly, the parties hereby agree as follows:

                                  ARTICLE I
                                  ---------

                                 Definitions
                                 -----------

          SECTION 1.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "affiliate" or "affiliated" of any person other than an individual means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and, in the case of an individual, (i) upon the death of such individual, such individual's executors, administrators or testamentary trustees, (ii) such individual's spouse, parents, siblings or descendants or such parents', siblings' or descendants' spouses, (iii) a trust or similar arrangement the beneficiaries of which include only such individual or any of the relatives of such individual specified in clause (ii) or (iv) a charitable foundation, charitable trust or similar charitable entity established by such individual and administered by such individual or relatives of such individual specified in clause (ii).

          "AmBev" means Companhia de Bebidas das Americas - AmBev, a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head offices at Rua Dr Renato Paes de Barros 1017, 4th Floor, 04530-001, Sao Paulo (SP), enrolled in the taxpayers' registry under number 02.808.708/0001-07.

          "By-laws" means the By-laws of the AK, effective as of the Closing Date, as amended from time to time.

          "Certificate" means any Class A Certificate or Class B Certificate.

          "Class", when used in reference to any Certificate, refers to whether such Certificate is a Class A Certificate or a Class B Certificate.

          "Class A Certificate" means a certificate issued by the AK to EPS or any Permitted Successor or Permitted Transferee of EPS in accordance with
Section 2.01(a) in respect of a Share directly or indirectly owned by EPS or such Permitted Successor or Permitted Transferee.

          "Class B Certificate" means a certificate issued by the AK to BRC or any Permitted Successor or Permitted Transferee of BRC in accordance with
Section 2.02(a) in respect of a Share directly or indirectly owned by BRC or such Permitted Successor or Permitted Transferee.

          "Closing" means the closing of the Contribution and Subscription that shall take place at the offices of Linklaters De Bandt, rue Brederode 13, 1000 Brussels, at 3:00 p.m. Brussels time on the fifth business day (the "Closing Date") following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article XI of the Contribution and Subscription Agreement, or at such other place, time and date as shall be agreed between the Company and BRC.

          "Conditions of Administration" means the Conditions of Administration of the AK effective as of the Closing Date, as amended from time to time.

          "Contribution and Subscription" means the contribution, transfer and delivery to the Company by BRC of all of the shares of Tinsel Investments SA, a company duly incorporated and validly existing under the laws of Luxemburg, with registered office at 73, Cote d'Eich, L-1450, Luxembourg, and the Company's issuance and transfer to BRC of 141,700,000 Shares of the Company, upon the terms and subject to the conditions set forth in the Contribution and Subscription Agreement and on the Closing Date.

          "control" over any Person means the ability, by having a sufficient amount of the voting securities, or other voting ownership or voting interests, to elect directly or indirectly at least a majority of the board of directors or other governing body of that person.

          "Deadlock" means any situation as referred to in Section 4.02.(b) of this Agreement.

          "Founder" means, on the one hand, each of the founders of the Company, being the descendants of Roger de Spoelberch, Olivier de Spoelberch, Guillaume de Spoelberch, Genevieve de Pret Roose de Calesberg, Gustave de Mevius, Elisabeth de Haas Teichen, Marthe van der Straten Ponthoz and Albert Van Damme and, on the other hand, each of the controlling shareholders of AmBev, being Jorge Paulo Lemann, Carlos Alberto da Veiga Sicupira and Marcel Herrmann Telles.

          "Founders' Affiliate" means any legal or natural person affiliated to a Founder.

          "Holders" means EPS, BRC and their respective Permitted Successors or Permitted Transferees.

          "Lien" means any mortgage, lien, pledge, security or other interest, charge, covenant, option, claim, restriction or encumbrance of any kind or nature whatsoever, other than mandatory liens.

          "Member" means, with respect to EPS or BRC, any ultimate direct or indirect owner of Certificates or of Shares which are directly or indirectly owned by BRC or EPS, as the case may be, as of the date hereof.

          "Permitted Transferee" means any Founders' Affiliate; provided, that the voting or economic interests held directly or indirectly in any such Founders' Affiliate by Persons who are not Founders or Founders' Affiliates shall not exceed 24.99%.

          "Permitted Successor" means, with respect to EPS, any successor as referred to in Section 2.01.(a) of this Agreement and, with respect to BRC, any successor as referred to in Section 2.02.(a) of this Agreement.

          "Person" means any individual, firm, corporation, partnership, limited liability company, foundation, trust, joint venture, association, unincorporated organization, governmental entity or other entity.

          "Rights" means, in respect of any security, any right, warrant, option or other security which, directly or indirectly, represents the right to purchase or acquire, or is convertible into or exercisable or exchangeable for, or otherwise represents an interest in, such security.

          "Shares" means the shares of capital stock of the Company.

          "Transfer", as to any Certificates, Shares or Rights in respect of Certificates or Shares, means to sell, or in any other way transfer, assign, pledge, distribute, encumber or otherwise dispose of, create any Rights in respect of, or permit any Lien to exist on, such Certificates, Shares or Rights, whether directly or indirectly, voluntarily or involuntarily or with or without consideration, including, without limitation, any Transfer of shares or other Rights in a Person that owns, directly or indirectly, such Certificates, Shares or Rights.

                                  ARTICLE II
                                  ----------

      Transfer Restrictions Relating to the Certificates and the Shares
      -----------------------------------------------------------------

          SECTION 2.01. Restrictions Relating to EPS. (a) EPS shall at the latest on the Closing Date directly hold at least 180,000,000 Class A Certificates; provided, that EPS may Transfer the 180,000,000 Class A Certificates in their entirety to any successor holding company that is directly or indirectly owned solely by Members and Permitted Transferees of EPS and that becomes a party to this Agreement. Subject to the previous sentence, EPS shall not, and shall not permit any Member or Permitted Transferee of EPS or any affiliate thereof to Transfer, or permit the Transfer other than to EPS, a Permitted Transferee or BRC of any Class A Certificates held by EPS, any Member, any Permitted Transferee or any affiliate thereof, or any Rights in respect of such Class A Certificates, or any shares or other Rights in EPS or any other Person that is a direct or indirect shareholder of EPS.

          (b) EPS shall cause each Permitted Transferee of Class A Certificates or Shares to become a party to this Agreement by executing a signature page hereto or other instrument of joinder prior to or upon the consummation of any Transfer of Class A Certificates or Shares to such Permitted Transferee. By the execution of such signature page or other instrument of joinder, such Permitted Transferee shall agree to be bound by, and to comply with, all obligations applicable to EPS and its Permitted Transferees under this Agreement. Without limiting the generality of the foregoing, no Permitted Transferee of EPS shall Transfer, or permit the Transfer, other than to EPS, another Permitted Transferee or BRC, of any Class A Certificates or Shares held by such Permitted Transferee or any affiliate thereof, or any Rights in respect of such Class A Certificates or Shares, or any shares or other Rights in such Permitted Transferee or any other Person that is a direct or indirect shareholder of such Permitted Transferee.

          SECTION 2.02. Restrictions Relating to BRC. (a) BRC shall at all times directly hold at least 141,700,000 Class B Certificates; provided, that BRC may Transfer the 141,700,000 Class B Certificates in their entirety to any successor holding company that is directly or indirectly owned solely by Members and Permitted Transferees of BRC and that becomes a party to this Agreement. Subject to the previous sentence, BRC shall not, and shall not permit any Member or Permitted Transferee of BRC or any affiliate thereof to Transfer, or permit the Transfer, other than to BRC, a Permitted Transferee or EPS, of any Class B Certificates or Shares held by BRC, any Member, any Permitted Transferee or any affiliate thereof, or any Rights in respect of such Class B Certificates or Shares, or any shares or other Rights in BRC or any other Person that is a direct or indirect shareholder of BRC.

          (b) BRC shall cause each Permitted Transferee of Class B Certificates or Shares to become a party to this Agreement by executing a signature page hereto or other instrument of joinder prior to or upon the consummation of any Transfer of Class B Certificates or Shares to such Permitted Transferee. By the execution of such signature page or other instrument of joinder, such Permitted Transferee shall agree to be bound by, and to comply with, all obligations applicable to BRC and its Permitted Transferees under this Agreement. Without limiting the generality of the foregoing, no Permitted Transferee of BRC shall Transfer, or permit the Transfer, other than to BRC, another Permitted Transferee or EPS, of any Class B Certificates or Shares held by such Permitted Transferee or any affiliate thereof, or any Rights in respect of such Class B Certificates or Shares, or any shares or other Rights in such Permitted Transferee or any other Person that is a direct or indirect shareholder of such Permitted Transferee.

          SECTION 2.03. Permitted Transfers of Shares by EPS and BRC. Each of EPS, BRC and their respective Permitted Transferees shall be permitted to Transfer Shares not certificated in accordance with the Conditions of Administration to any Person provided that any such Transfers are effected in an orderly manner of disposition that does not disrupt the market for the Shares and in accordance with any conditions established by the Company to ensure such orderly disposition.

          SECTION 2.04. Certificate Transfers. In the event of any Transfer of a Certificate by a Holder of one Class to a Holder of the other Class in accordance with Section 2.01 or 2.02, the Certificate to be transferred shall be presented to the AK for cancellation and a Certificate in respect of such other Class shall be issued to the transferee Holder in accordance with the Conditions of Administration.

          SECTION 2.05. Stop Transfer. Legend (a) The AK shall not register the Transfer of any Certificates unless the Transfer is permitted by Sections
2.01 or 2.02. The Certificate register of the AK and any entry in the Certificate register of the AK made upon any Transfer to a Permitted Transferee shall include the following legend:

          "THE CERTIFICATES REPRESENTED BY THIS REGISTRATION ARE SUBJECT TO RESTRICTIONS ON TRANSFER IN ACCORDANCE WITH THE TERMS OF A SHAREHOLDERS' AGREEMENT DATED AS OF MARCH 2, 2004, AND THE CONDITIONS OF ADMINISTRATION OF THE ISSUER AS THE SAME MAY BE AMENDED OR MODIFIED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER. NO REGISTRATION OF TRANSFER OF SUCH CERTIFICATES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH RESTRICTIONS ARE COMPLIED WITH."

          (b) The parties agree that any purported Transfer of Certificates not permitted by Sections 2.01 or 2.02 shall be deemed null and void and shall not be given effect or recognition by the AK or the Company, as the case may be.

          SECTION 2.06. Restrictions on Acquisition of AmBev shares. (a) EPS shall not, and shall not permit any Member or Permitted Transferee of EPS or any affiliate thereof to, directly or indirectly, acquire any shares of capital stock of AmBev, or any Rights in respect of such shares of capital stock except for (i) any shares or Rights acquired on the date hereof, or to be acquired, by the Company pursuant to the terms of the CSA, (ii) any shares or Rights acquired or to be acquired pursuant to AmBev's board or executive compensation plans and (iii) directors' qualifying shares, without the prior approval of the AK.

          (b) BRC shall not, and shall not permit any BRC Member, BRC Permitted Transferee or any affiliate thereof to, directly or indirectly, acquire any shares of capital stock of AmBev, or any Rights in respect of such shares of capital stock, except for (i) any shares or Rights acquired on the date hereof, or to be acquired, by the Company pursuant to the terms of the CSA, (ii) any shares or Rights held by any such Person as of the date hereof,
(iii) any shares or Rights acquired or to be acquired pursuant to AmBev's board or executive compensation plans and (iv) directors' qualifying shares, without the prior approval of the AK.

          SECTION 2.07. Adjustments Upon Changes in Capitalization. For purposes of Sections 2.01 and 2.02, the number of Certificates referred to in the first sentence thereof shall be appropriately adjusted to give effect to any share dividend, split-up, subdivision or combination of shares or any recapitalization, reclassification, reorganization or similar transaction involving the Company or the AK.

          SECTION 2.08.

          Call Option. (a) Should there be any violation by any Holder or Member of the Transfer restrictions contained in Section 2.01., Section 2.02. or Section 2.03., each Holder of Certificates of the other Class shall have an irrevocable option to purchase all or any portion of the Offered Certificates (as defined hereinafter) from the non-complying Holder (in the case of violation by a Holder) or from the Holder of the same Class as the non-complying Member (in the case of violations by a Member) (`the Selling Holder'); provided, however, that such option may not be exercised (i) on all or any portion of such Offered Certificates unless such non-complying Holder or Member, as the case may be, has failed to cure such violation within 3 months, calculated from the time the notice of failure to comply is sent by the AK Board (at the request of one or more of its members) to such non-complying Holder or Member, as the case may be, or (ii) by any Holder if such Holder is in violation of such Transfer restrictions at such time.

                    (b) The option referred to under Section 2.08.(a) relates, as the case may be, to a number of Certificates (all such Certificates being the "Offered Certificates") held by the Selling Holder, equal to the total number of Certificates held by the Holder (in the case of violations by a Holder) or the total number of Certificates indirectly held by such non-complying Member (in the case of violations by a Member) at the time of the violation of Section 2.01., 2.02. or 2.03., irrespective of the circumstances surrounding such non-compliance.

As an illustration of such rules, the following example may be given:

Should the Selling Holder have 100 Certificates, the option referred to under
Section 2.08.(a) shall relate to these 100 certificates. Should the non-complying Member indirectly have a 33% equity or ownership interest in a Holder, in its capacity as ultimate direct or indirect owner of Certificates or of Shares which are directly or indirectly owned by BRC or EPS, the option referred to under Section 2.08.(a) shall only relate to 33% of these 100 certificates.

                    (c) The option price for each Offered Certificate shall be an amount equal to 80% of the average closing price for a Share on the principal stock exchange on which the Shares are then listed during the 20 business days immediately preceding the last day of the three month period referred to above. Unless such violation has been cured in accordance with
Section 2.08.(a), by the end of such three month period, the AK Board shall send a notice to each eligible Holder specifying that such call option may be exercised on all or any portion of the Offered Certificate during the 30-day period beginning on the date on which such notices are deemed delivered in accordance with Section 8.05.

                    (d) In order to validly exercise such call option, a Holder must deliver to the AK Board, within the 30-day time period referred to above, written notice stating such Holder's intention to exercise such call option and specifying the number of Offered Certificates such Holder intends to purchase. Such notices shall be irrevocable. If several Holders validly exercise such option, the number of Offered Certificates available for purchase by each Holder shall be such Holder's pro rata share of such number of Offered Certificates (based on the percentage obtained by dividing the number of Shares and/or Certificates held by such Holder at such time by the number of Shares and/or Certificates held by all Holders validly exercising such call option at such time and multiplying by 100).

                    (e) Within 8 days following the expiration of the 30-day time period referred to above, the AK Board shall notify the non-complying Holder and the Holders as to the number of Offered Certificates that shall be allocated to any Holders for purchase in accordance with the immediately preceding paragraph. The Transfer of the Offered Certificates shall be deemed to have occurred on the date of such notices, and the AK Board shall ensure that all applicable Transfer formalities in respect of such Offered Certificates are completed as soon as practicable. The option price of the Offered Certificates shall be paid to the Selling Holder as follows: 20% of this price shall be paid within 15 days following such non-complying Holder's receipt of notice of the completion of the transfer formalities with respect to such Offered Certificates, with the balance payable in four equal annual installments of 20% each on the first four anniversaries of the date of the payment of the first installment. The unpaid portion of the purchase price shall bear interest at a rate per annum equal to one-month LIBOR plus 1% from the date on which the non-complying Holder shall have received notice of the completion of the transfer formalities with respect to such Offered Certificates.

                                 ARTICLE III
                                 -----------

             Governance and Management of the AK and the Company
             ---------------------------------------------------

          SECTION 3.01. Number of Directors. Subject to any limitation provided by any applicable law, the number of directors constituting the board of directors of the AK (the "AK Board") and the Company (the "Company Board" and together with the AK Board, the "Boards" and each, a "Board") shall be fixed from time to time by each Board or the certificate holders or shareholders at a general meeting, as applicable, in accordance with their respective By-laws, Conditions of Administration or applicable law, provided, that, unless the Holders otherwise agree, the number of directors constituting the AK Board shall be eight (8) and the number of directors constituting the Company Board shall be not less than twelve (12) nor more than fourteen (14).

          SECTION 3.02. Nomination and Appointment of Directors. The composition of each Board shall be determined in accordance with the following provisions:

          (a) The eight (8) members of the AK Board shall consist of four (4) directors appointed by the Holders of the Class A Certificates and four (4) directors appointed by the Holders of the Class B Certificates.

          (b) The members of the Company Board shall be appointed by the general meeting of shareholders of the Company upon proposal of the AK. Of the members of the Company Board proposed by the AK, four (4) directors shall be nominated exclusively by the Holders of the Class A Certificates, four (4) directors shall be nominated exclusively by the Holders of the Class B Certificates and four (4) to six (6) independent directors shall be nominated by the AK Board.

          SECTION 3.03. Election of Directors. At each annual or extraordinary general meeting of shareholders of the Company called for the purpose, among other things, of electing directors of the Company, the AK and, if applicable, the Holders shall vote all of the Shares owned by them or their affiliates in favor of the election to the Company Board of the nominees nominated in accordance with Section 3.02 and against the election of persons nominated in opposition to such nominees.

          SECTION 3.04. Committees. The Audit Committee of the Company shall be composed of four directors, one of whom shall be a director proposed by the AK upon nomination by the Holders of the Class A Certificates, one of whom shall be a director proposed by the AK upon nomination by the Holders of the Class B Certificates and two of whom shall be independent directors. Any other committee of each Board, including, without limitation, any "integration" or "convergence" committee of the Company Board, shall be comprised of directors nominated by EPS and BRC in, as nearly as practicable, the same proportion as the representation of the nominees of the Holders of the Class A Certificates and the Class B Certificates on the related Board.

          SECTION 3.05. Removal; Vacancies. Subject to any applicable law, each director shall serve until his or her death, disability, resignation or removal. Subject to applicable law, the AK and, if applicable, each Holder agrees to vote at the general meeting of the Company all the Shares owned by it in favor of the removal or suspension of a director of the Company if the Holder who nominated such director recommends his or her removal or suspension. Subject to applicable law, each Holder agrees to cause the directors of the AK nominated by such Holder to vote in favor of the removal or suspension of a director of the AK if the Holder who nominated such director recommends his or her removal or suspension. If a vacancy occurs because of the death, disability, resignation or removal of a director, the Holder who nominated the director shall nominate a successor, and each Board shall elect such successor. In his or her capacity as a director, any such successor shall serve until the next general meeting of shareholders of the Company.

          SECTION 3.06. Meetings of Directors.
                        ----------------------

          (a) Regular Meetings. Unless otherwise decided by a majority of the entire Company Board, the Company Board shall hold regular meetings at such times as may be from time to time fixed by resolution of the Company Board, and no notice (other than the resolution) need be given as to regularly scheduled meeting. Special meetings of the Company Board may be called and held at any time upon the call of either Chairman of the Board or at least two members of the entire Company Board, by notice to each director at least three business days before the meeting. Reasonable efforts shall be made to ensure that each director actually receives timely notice of any such special meeting. An annual meeting of the Company Board shall be held without notice immediately following the annual general meeting of the Company.

          (b) Telephonic Meetings. Any or all of the directors may participate in a meeting of any Board by means of telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting by such means shall constitute presence in person at such meeting.

          (c) Written Consents. Any action required or permitted to be taken at a meeting of any Board may be taken by unanimous written consent of all the directors to the extent permitted by applicable law.

          (d) Quorum and Approval Requirements. In the case of the AK Board, the presence in person or by proxy of at least seven (7) directors shall be necessary to constitute a quorum for the transaction of business and the affirmative vote of a majority of the directors present, including at least two (2) directors appointed by the Holders of the Class A Certificates and two
(2) directors appointed by the Holders of the Class B Certificates, shall be required for any action of the AK Board; provided, however, that in the event any meeting of the AK Board shall fail to achieve a quorum due in each case to the absence of directors appointed by the Holders of the same Class of Certificates, the quorum requirement shall not apply to the second meeting and valid resolutions may be passed at such second meeting by the directors then present. In the case of the Company Board, the presence of a majority of the directors constituting the entire Board shall be necessary to constitute a quorum for the transaction of business. EPS and BRC agree to cause the respective directors nominated by them to duly appoint a proxy to attend any meeting from which such directors will be absent so that all directors nominated by EPS and BRC will be present in person or by proxy at all meetings of each Board. Any adjournment of a meeting of the AK Board shall be held no sooner than 48 hours after the time set for the related meeting or previous adjournment.

          (e) Chairman. The Chairman of the Company Board shall be an independent director and shall not have a casting vote in the event of a tie.

          SECTION 3.07. Charter Documents. The AK and each Holder shall take or cause to be taken all lawful action necessary to ensure at all times that the Conditions of Administration and By-laws of the AK and the by-laws of the Company are not at any time inconsistent with, and to the greatest extent possible under the applicable laws give effect to, the provisions of this Agreement.

                                  ARTICLE IV
                                  ----------

                              Voting Provisions
                              -----------------

          SECTION 4.01. Company Shareholders' Meetings. The AK Board will meet prior to each shareholders' meeting of the Company in order to determine the manner in which the Shares owned by the AK will be voted. One director nominated by the Holders of the Class A Certificates and one director nominated by the Holders of the Class B Certificates shall jointly represent the AK at each ordinary or extraordinary shareholders' meeting of the Company. Such representatives of the AK shall jointly vote at the shareholders' meetings of the Company in accordance with the decisions of the AK Board and the Conditions of Administration and By-laws of the AK. If any Ownership Matter (as defined in Section 4.02) or Key Operational Matter (as defined in
Section 4.03) shall be considered at any ordinary or extraordinary shareholders' meeting of the Company, the provisions of Sections 4.02 and 4.03 shall apply.

          SECTION 4.02. Ownership Matters. (a) The Company's by-laws shall require shareholders' approval with a qualified majority of 75% for the following matters ("Ownership Matters"):

          (i) any reduction in the number of outstanding Shares or Rights;

          (ii) any issuance of Shares or Rights (being understood that any such issue shall not be regarded as an Ownership Matter if it occurs within the authorized capital of the Company and provided this authorized capital does not relate to the issuance of a number of Shares higher than 3% of the number of outstanding Shares at the beginning of the period for which the authorized capital shall remain valid);

          (iii) any repurchase or buy-back of Shares or Rights not in the ordinary course of business (being understood that any such repurchase or buy-back shall only be regarded as being within the ordinary course of business if it is not made in connection with stock option plans and is of a size and scope customary in the market for companies of similar size);

          (iv) any merger or split-up of the Company;

          (v) any amendment or modification to the by-laws of the Company that would have a material adverse effect on the rights of BRC or EPS;

          (vi) the delisting of the Company;

          (vii) the liquidation or dissolution of the Company;

          (viii) any acquisition or disposal of tangible assets in excess of 1/3 of the Company's consolidated assets; and

          (ix) any modification of the Company's dividend payout policy (25 to 33 % on average of the Company's consolidated net cash earnings i.e. net earnings before goodwill amortization).

          (b) The AK Board will meet prior to each shareholders' meeting of the Company at which an Ownership Matter will be considered in order to determine the manner in which the Shares owned by the AK will be voted. If the AK Board takes action in accordance with Section 3.06(d) on the manner in which the AK should vote with respect to any Ownership Matter, it will instruct its representatives to vote the AK's shares accordingly. If the AK Board cannot take action on the manner in which the AK should vote with respect to any Ownership Matter because of a tie vote (a "Deadlock"), the AK shall instruct its representatives to vote the AK's Shares against the approval of the Ownership Matter. After the occurrence of a Deadlock on an Ownership Matter, the Holders shall endeavor to resolve the Deadlock for a period of 360 days (the "Cooling Off Period") from the date of the shareholders' meeting at which the Ownership Matter was presented for approval. Negotiations between the Holders shall be organized under the supervision of the Chairman of the Board of the Company.

          (c) If a Deadlock on an Ownership Matter has not been resolved during the Cooling Off Period in accordance with Section 4.02(b), then, subject to Section 4.02(d), the Holder that wished to approve the Ownership Matter that resulted in the Deadlock (the "Proposing Holder") may deliver to the other Holder an offer (the "Buy/Sell Offer") stating the price per Certificate (which must be payable entirely in cash or immediately available funds in accordance with Section 4.02(d) and which shall be adjusted for any share dividend, split-up, subdivision or combination of Certificates occurring after the date of the Buy/Sell offer and prior to the consummation of the sale and purchase of the applicable Certificates) at which the Proposing Holder is willing either to (i) sell all, but not less than all, the Certificates held by the Proposing Holder and its Permitted Transferees to the other Holder (the "Dissenting Holder") or (ii) purchase (or to cause a nominee or nominees designed by it to purchase) from the Dissenting Holder and its Permitted Transferees all, but not less than all, the Certificates held by the Dissenting Holder and its Permitted Transferees. The Buy/Sell Offer shall be irrevocable for a period of 90 days and shall preempt the right of the Dissenting Holder to make such an offer. Any Buy/Sell Offer must be supported by a valuation report of an internationally recognized investment bank based on a multi-criteria valuation methodology customary in the industry.

          (d) Within 60 days following receipt of the Buy/Sell Offer, the Dissenting Holder shall, by notice to the Proposing Holder, elect either to purchase (or to cause a nominee or nominees designated by the Dissenting Holder to purchase) all, but not less than all, the Certificates held by the Proposing Holder and its Permitted Transferees or to sell to the Proposing Holder (or to a nominee or nominees designated by the Proposing

Holder) all, but not less than all, the Certificates held by the Dissenting Holder and its Permitted Transferees, in either case at the price set forth in the Buy/Sell Offer. In the event that the Dissenting Holder fails to make such election within such 60-day period, the Proposing Holder may then elect whether to buy all, but not less than all, the Certificates held by the Dissenting Holder and its Permitted Transferees or to sell all, but not less than all, the Certificates held by the Proposing Holder and its Permitted Transferees to the Dissenting Holder at the price set forth in the Buy/Sell Offer. Any election by a Dissenting Holder or Proposing Holder in accordance with this Section 4.02(d) shall be deemed to constitute "acceptance" of a Buy/Sell Offer. Once a Buy/Sell Offer is accepted, the Holders shall consummate such purchase or sale of the applicable Certificates as promptly as practicable, but in no case later than the end of the 90-day period referred to in Section 4.02(b). If the Dissenting Holder has elected to purchase the Certificates held by the Proposing Holder and its Permitted Transferees, and fails to consummate such purchase for any reason within the period set forth in the preceding sentence, the Proposing Holder shall have the right to purchase all, but not less than all, the Certificates held by the Dissenting Holder and its Permitted Transferees at the price stipulated in the Buy/Sell Offer as soon as reasonably practicable. In connection with any sale and purchase pursuant to a Buy/Sell Offer, the selling Holder and its Permitted Transferees shall execute and deliver appropriate instruments and other documents conveying good and valid title to the applicable Certificates, free and clear of any Liens.

          (e) The purchase price for the Certificates purchased pursuant to a Buy/Sell Offer shall be paid 20% at the closing, with the balance payable in four equal annual installments of 20% each on the first four anniversaries of the date of the closing. The unpaid portion of the purchase price shall bear interest at a rate per annum equal to one-month LIBOR plus 1% from the date of the closing until the date of payment.

          (f) Notwithstanding the foregoing, (i) neither Holder shall be entitled to deliver a Buy/Sell Offer prior to the sixth anniversary of the date of this Agreement and (ii) a Holder that is in default in any material respect in the performance or observance of the terms and conditions of this Agreement shall not be entitled to deliver a Buy/Sell Offer at any time.

          SECTION 4.03. Key Operational Matters. (a) The Company's by-laws will require shareholders' approval by an absolute majority (50% plus one) of the votes cast at the related shareholders' meeting for the following matters ("Key Operational Matters"):

          (i) appointment upon proposal by the Company Board and ratification of the dismissal by the Company Board of the CEO;

          (ii) modification of the Company's executive remuneration and incentive compensation policy;

          (iii) ratification of party transactions with affiliates;

          (iv) modification of the Company's target capital structure and the maximum level of net debt; and

          (v) all other matters that under Belgian law must be approved by the shareholders, including the nomination of directors, the distribution of dividends, approval of the Company's accounts, appointment of auditors and discharge of the Company Board.

          (b) The AK Board will meet prior to each shareholders' meeting of the Company at which a Key Operational Matter will be considered in order to determine the manner in which the Shares owned by the AK will be voted. If the AK Board takes action in accordance with Section 3.06(d) on the manner in which the AK should vote with respect to any Key Operational Matter, it will instruct its representatives to vote the AK's Shares accordingly. If the AK Board is Deadlocked on the manner in which the AK should vote with respect to any Key Operational Matter, then the directors appointed by the Holders of the Class A Certificates or the directors appointed by the Holders of the Class B Certificates shall have an alternating casting vote in accordance with Section
4.05 to break such Deadlock.

          SECTION 4.04. Other Operational Matters. All other matters submitted to Company Board approval (by Belgian law in accordance with the Company's by-laws or internal corporate governance rules as modified where appropriate) ("Other Operational Matters") will be decided by simple majority of the Company Board. If, prior to or during any meeting of the Company Board, it becomes apparent that the nonindependent directors proposed by the AK are Deadlocked as to how to vote with respect to Other Operational Matters, then they will meet separately from the independent directors and endeavor to reach a consensus. If a consensus cannot be reached, then the directors appointed by the Holders of the Class A Certificates or the directors appointed by the Holders of the Class B Certificates shall have an alternating casting vote in accordance with Section 4.05 to break such Deadlock.

          SECTION 4.05. Order of Alternating Casting Votes. In the event of any Deadlock with respect to a Key Operational Matter or Other Operational Matter, the directors appointed by the Holders of the Class A Certificates and the directors appointed by the Holders of the Class B Certificates shall have an alternating casting vote, with the first such casting vote being cast by the directors appointed by the Holders of the Class [_] Certificates[1]; provided, however, that, notwithstanding the foregoing, if any Holder shall default in any material respect in the performance or observance of the terms and conditions of this Agreement, the directors appointed by the nondefaulting Holder shall have the exclusive right to cast the casting vote for a period of one (1) year after the date of the default.

          SECTION 4.06. Shares Held by EPS and BRC. Each of EPS and BRC agrees that it will vote, and that it will cause each of its Permitted Transferees who shall have acquired Shares pursuant to a Transfer that would take place after the Closing Date, to vote, all Shares owned by EPS or BRC, as the case may be, or such Permitted Transferees, that are not certificated in accordance with the Conditions of Administration of the AK, in the same manner as the Shares owned by the AK.


-----------------------
1 EPS and BRC should flip a coin prior to Closing to determine whether the first casting vote will be cast by the A directors or the B directors.

                                  ARTICLE V
                                  ---------

                        Representations and Warranties
                        ------------------------------

          SECTION 5.01. Representations and Warranties of the Parties. Each party hereby represents and warrants to each other party as follows:

          (a) Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by such party and constitutes - to the extent permitted by any applicable law - the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

          (b) No Conflicts. The execution and delivery by such party of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the Shares or Certificates under, any provision of (i) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement binding upon such party or any of its properties or assets or (ii) any applicable laws or any judgments, orders or decrees of any court or governmental agency or body, being understood that some provisions of this Agreement could conflict with provisions of the AK By-laws and of the Conditions of Administration as currently into force.

          (c) Legal Proceedings. There are no judgments, orders or decrees of any kind against such party that are unpaid or unsatisfied, nor is there any legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated that could be filed against such party, that would adversely affect the ability of such party to perform its obligations under this Agreement.

          (d) Bankruptcy or Insolvency. Such party has not filed or commenced, or suffered or submitted to the filing or commencement of, any bankruptcy or insolvency proceeding under applicable law.

          (e) Affiliated Party Transactions. Neither such party nor any of its affiliates or Members has engaged in any material transaction with the Company except, in the case of BRC and its affiliates, the transactions contemplated in the CSA, since the Company's shares listing on the First Market of Euronext Brussels.

          SECTION 5.02. Representations and Warranties of the AK, EPS and Rayvax. The AK represents and warrants that until the Closing Date, no Transfer of Shares or Certificates shall take place that would violate the AK By-laws or the Conditions of Administration as in force on the date hereof. The AK also represents and warrants that upon the date hereof, it is the owner of 275,056,026 Shares. EPS represents and warrants that on or prior to the date hereof, it holds in the aggregate 176,000,000

Certificates issued by the AK or Shares. Rayvax represents and warrants that it shall cause the Founders' Affiliates who are affiliated to Rayvax to contribute on or before the Closing Date 60,000,000 certificates issued by the AK to EPS.

                                  ARTICLE VI
                                  ----------

                             Additional Covenants
                             --------------------

          SECTION 6.01. Information Rights. Each director of the Company shall be entitled to receive as promptly as practicable after such information is available (i) quarterly consolidated unaudited financial statements and reports of the Company and its subsidiaries, (ii) consolidated annual audited financial statements and reports of the Company and its subsidiaries, and
(iii) such other information relating to the business, affairs, prospects or condition (financial or otherwise) of the Company and its subsidiaries as is available to the Company that such director may reasonably request.

          SECTION 6.02. Redomiciliation. The parties shall complete an examination of the feasibility and desirability of redomiciling the Company to another jurisdiction by no later than the first anniversary of the Closing. Among the factors that will be considered in such examination will be the tax consequences to the Company and its shareholders, the enforceability of agreements such as this Agreement and the Conditions of Administration under the laws of such jurisdiction, the acceptability of such jurisdiction to the capital markets, the corporate governance environment of such jurisdiction and the corporate law regime of such jurisdiction. If the result of such examination is positive, the Company will be redomiciled as soon as practicable. In connection with such redomiciliation, the parties will modify this Agreement and the Conditions of Administration and By-laws of the AK, or enter into agreements and other arrangements substantially the same as this Agreement, the Conditions of Administration and By-laws of the AK, in each case making only such changes as may be necessary to conform such agreements and arrangements to the laws of the Company's new jurisdiction of domicile.

          SECTION 6.03. Audits. The financial statements and accounts of the AK shall be audited on an annual basis by internationally recognized independent public accountants.

          SECTION 6.04. Purpose of Agreement. The purpose of this Agreement and the Conditions of Administration are to provide a means by which the Holders of Class A Certificates on the one hand and Holders of Class B Certificates on the other hand may exercise joint equal control over the business and affairs of the AK and the Company. Each Holder agrees not to take any action, or omit to take any action, if such action or omission would adversely affect the Holders' joint equal control of the AK and the Company, except to the extent such action or omission is expressly permitted or contemplated by this Agreement or the Conditions of Administration.

          SECTION 6.05. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to further assure or give effect to the provisions of this Agreement.

                                 ARTICLE VII
                                 -----------

                             Condition Precedent
                             -------------------

          SECTION 7.01. Subject to Section 7.02., the effectiveness of the obligations of the parties under this Agreement is subject to the condition precedent that Closing of the Contribution and Subscription shall have occurred.

          SECTION 7.02. The condition precedent specified in Section 7.01, however, does not apply to the obligations contained under Section 2.06, Articles V, Section 6.02, Section 6.03 and Article VIII , all of which shall become effective immediately upon execution of this Agreement, being understood, however, that, should the CSA be terminated, the obligations referred to in this Agreement would automatically elapse.

                                 ARTICLE VIII
                                 ------------

                              General Provisions
                              ------------------

          SECTION 8.01. Survival; Effective Date; Term; Termination. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement. Except for the provisions of Section 2.06, Article V, Section 6.02,
Section 6.03 and Article VIII , all of which shall become effective immediately upon execution of this Agreement, this Agreement shall become effective as of the Closing of the Contribution and Subscription under the CSA, being understood, however, that, should the CSA be terminated for any reason, the obligations referred to in this Agreement shall elapse. Upon becoming fully effective, this Agreement shall remain in effect for an initial term of twenty (20) years from the date of the Closing and shall thereafter be automatically renewed for successive renewal terms of ten (10) years each unless, not later than two (2) years prior to the expiration of the initial or any renewal term, either party notifies the other in writing of its election to terminate the Agreement. In the event of any such election to terminate, the Agreement shall terminate upon the expiration of the then current term.

          SECTION 8.02. Specific Performance. The parties agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of breach by any party damages would not be an adequate remedy, and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief to the extent permitted by applicable law in addition to any damages or any other remedy to which it may be entitled, at law or in equity. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

          SECTION 8.03. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) except to a successor holding company as provided in Section 2.01(a) and 2.02(a) without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 8.03 shall be void.

          SECTION 8.04. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          SECTION 8.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by fax or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or fax, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i) if to the AK,

              Stichting Administratie Kantoor Interbrew

              548, Herengracht, 1017, CG Amsterdam, the Netherlands

              Attention: The Board

              with a copy at the following address:

              Zarf Trust, Zeemansstraat 13, 3016 CN Rotterdam

         (ii) if to EPS,


              EPS SCA 398 Route d'Esch, L-1471 Luxemburg
              Attention: The Board

        (iii) if to BRC,

              BRC SA

              73, Cote d'Eich, L-1450, Luxembourg

              Attention : Jorge Paulo Lemann, Carlos Alberto da Veiga Sicupira and Marcel Herrmann Telles

         (iv) if to Rayvax,

              Rayvax SA

              19, Square Vergote

              1200 Brussels

              Attention : The Board

          SECTION 8.06. Interpretation; Exhibits and Schedules; Certain Definitions. The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          SECTION 8.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. An executed counterpart of this Agreement delivered by fax shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

          SECTION 8.08. Entire Agreement. This Agreement, together with the CSA, the Conditions of Administration and By-laws of the AK and the other agreements contemplated in the CSA to which the parties to the present Agreement are parties, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in such other agreements.

          SECTION 8.09. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. In such case the parties shall negotiate in good faith in order to replace such term or provision by another term or provision with a similar legal and economic effect, to the extent permitted by applicable law. Also, should any new legal or regulatory provision, or any case-laws development render this Agreement invalid, illegal or unenforceable in any respect, the parties shall negotiate in good faith in order to replace such term or provision by another term or provision with a similar legal and economic effect, to the extent permitted by applicable law.

          SECTION 8.10. Arbitration. (a) All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          (b) The number of arbitrators shall be three, one appointed by the plaintiff party or parties, one by the respondent party or parties and a chairman appointed jointly by the first two arbitrators. In the event that, in multiple party proceedings, the plaintiff parties or the respondent parties are not able to reach consensus on the appointment of their arbitrator, such (and only such) arbitrator shall be appointed by the International Chamber of Commerce.

          (c) Any party to the dispute submitted to arbitration in connection with this Agreement may assert a counterclaim or cross-claim against any other party to the dispute based on any breach of this Agreement. Any party to the dispute shall have access to all documents filed by any other party.

          (d) The parties agree that the ICC Court of Arbitration shall fix separate advances on costs in respect of each claim, counterclaim or cross-claim.

          (e) The parties agree that if a dispute raises issues which are the same as or substantially connected with issues raised in a related dispute arising in connection with this Agreement, the CSA or any other Operative Document (as defined in the CSA) such dispute and such related dispute shall be finally settled by the first appointed arbitral tribunal, provided a joinder of proceedings is requested by at least one party to any of the disputes.

          (f) The place of arbitration shall be Paris, France. The language of the arbitration shall be English.

          (g) The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this contract.

          (h) Any party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Any party may apply to any court having jurisdiction hereof to seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

          SECTION 8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Belgium.

           [the remainder of this page is intentionally left blank]

          Done in Brussels, on March 2, 2004 in four originals. Each of the parties acknowledges having received its own original.


                                                AK,

                                                  By /s/ Frederic de Merius
                                                     /s/ Alexandre Van Damme
                                                     -------------------------


                                                  By /s/ Charles Adriaenson
                                                     -------------------------


                                               EPS,

                                                  By /s/ Frederic de Merius
                                                     /s/ Alexandre Van Damme
                                                     -------------------------


                                                  By /s/ Charles Adriaenson
                                                     -------------------------


                                               BRC,

                                                  By /s/ Jorge Paulo Lemann
                                                     --------------------------


                                                  By /s/ Roberto MosesThompson
                                                         Motta
                                                     --------------------------


                                               Rayvax,

                                                  By /s/ Arnoud de Pret Roose
                                                         de Callsberg
                                                     --------------------------


                                                  By /s/ Charles Adriaenssen
                                                     --------------------------